RESTRICTED STOCK UNIT AGREEMENT

Grant Date:	<<Grant Date>>
Grantee (“Employee”):	<<Participant Name>>
Aggregate Number of Shares Subject to Award:	<<Number _Restricted_Shares>>

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made as of <<Grant Date>>, between HALLIBURTON COMPANY, a Delaware corporation (the “Company”), and <<Participant Name>> (“Employee”).

1.
Award of Units. Pursuant to the Halliburton Company Stock and Incentive Plan (the “Plan”), Employee is hereby awarded the aggregate number of units subject to award set forth above evidencing the right to receive an equivalent number of shares of Company common stock, par value USD 2.50 per share (“Stock”), subject to the terms and conditions of this Agreement and the Plan. The units granted pursuant to this Agreement that are referred to as the “Restricted Stock Units”.

2.
Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto. The Plan is incorporated herein by reference as a part of this Agreement. Except as otherwise defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

3.	Vesting of Restricted Stock Units; Forfeiture of Restricted Stock Units.

(a)
Vesting Schedule. The Restricted Stock Units shall vest in accordance with the vesting details for this grant displayed in the Distribution Schedule in Employee’s account at www.NetBenefits.Fidelity.com, provided that Employee has been continuously and actively employed by the Company or any of its Subsidiaries and affiliated companies from the date of this Agreement through the applicable vesting date.

(b)
Accelerated Vesting. The Restricted Stock Units shall become fully vested on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan), or (ii) the date Employee’s employment with the Company is terminated by reason of death or disability (as determined by the Company). In the event Employee’s employment is terminated for any other reason, including retirement (as determined by the Company), upon the recommendation of applicable management of the Company and/or business unit, the Committee which administers the Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the acceleration of the vesting of any or all Restricted Stock Units, such vesting to be effective on the date of such approval or Employee’s Termination Date (as defined below), if later.

(c)
Forfeiture of Restricted Stock Units. In the event of a termination of Employee’s employment with the Company or any Subsidiary or affiliated companies for any reason except as otherwise provided in this Section 3, Employee shall, for no consideration, forfeit all Restricted Stock Units to the extent they are not fully vested as of the Termination Date. For the avoidance of doubt, “Termination Date” for purposes of this award will be deemed to occur as of the date Employee is no longer actively providing services as an employee, unless otherwise determined by the Company in its sole discretion, and no vesting shall continue during any notice period that may be specified under contract or applicable law with respect to such termination, including any “garden leave” or similar period, except as may otherwise be permitted in the Company’s sole discretion.

4.
Settlement of Restricted Stock Units. Upon vesting of the Restricted Stock Units, payment shall be made as soon as administratively practicable but in no event later than 60 days after the vesting date. The Company, in its sole discretion, may provide for settlement in the form of:

(a)	shares of Stock; or

(b)
a cash payment in an amount equal to the Fair Market Value of the shares of Stock that correspond to the vested Restricted Stock Units, to the extent that settlement in shares of Stock (i) is prohibited under local law, (ii) would require Employee, the Company or any Subsidiary or affiliated company to obtain the approval of any governmental or regulatory body in Employee’s country of employment (or residence, if different), (iii) would result in adverse tax consequences to Employee, the Company, or any Subsidiary or affiliated company, or (iv) is administratively burdensome.

If the Company settles the Restricted Stock Units in shares of Stock, it may require Employee to sell such shares of Stock immediately or within a specified period following Employee’s termination of employment (in which case Employee hereby agrees that the Company shall have the authority to issue sale instructions in relation to such shares of Stock on Employee’s behalf pursuant to this authorization).

5.
Shareholder Rights. Employee shall have no rights to dividends, dividend equivalents or any other rights of a shareholder with respect to shares of Stock subject to this award of Restricted Stock Units unless and until such time as the award has been settled by the transfer of shares of Stock to Employee.

6.
Non-Transferability. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, encumbered, disposed of, or otherwise transferred, except by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock Units or of such rights contrary to the provisions hereof or in the Plan, the Restricted Stock Units and such rights shall immediately become null and void.

7.
Withholding of Tax. Employee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or affiliated company that employs Employee (the “Employer”), the ultimate liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account, hypothetical tax or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee or deemed by the Company or the Employer in their discretion to be an appropriate charge to Employee, even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, the subsequent sale of shares of Stock acquired pursuant to such vesting and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Employee’s wages or other cash compensation paid to Employee by the Company and/or the Employer; (ii) withholding from the shares of Stock to be delivered upon settlement of the Restricted Stock Units or other awards granted to Employee having a Fair Market Value equal to the amount required to be withheld; (iii) withholding from the proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the

Company (on Employee’s behalf pursuant to this authorization without further consent); or (iv) permitting Employee to tender to the Company cash (including check, bank draft or money order delivered to the Company’s Stock Plan Administrator) or, if allowed by the Committee, shares of Stock previously acquired by Employee having a Fair Market Value equal to the amount required to be withheld.

Notwithstanding the foregoing, if Employee is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by having the Company withhold a number of shares of Stock having a Fair Market Value equal to the amount required to be withheld from the shares of Stock to be delivered upon vesting of the Restricted Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case Employee will receive a refund of any over-withheld amount and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the shares of Stock to be delivered upon vesting of the Restricted Stock Units, for tax purposes, Employee is deemed to have been issued the full number of shares of Stock subject to the Restricted Stock Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. Employee will have no further rights with respect to any shares of Stock that are retained by the Company pursuant to this provision.
Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Stock or proceeds from the sale of shares of Stock until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.

8.
Status of Shares of Stock. The Company shall not be obligated to issue any shares of Stock pursuant to any Restricted Stock Units at any time, when the offering of the shares of Stock covered by such Restricted Stock Unit has not been registered under the U.S. Securities Act of 1933, as amended (the “Act”) or such other country, U.S. federal or state laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration. The Company intends to use reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon vesting of the Restricted Stock Units, Employee, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the shares of Stock which Employee may acquire upon vesting of the Restricted Stock Units will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable U.S. federal, state or non-U.S. securities laws. Employee also agrees (i) that the Company may refuse to register the transfer of the shares of Stock acquired under the Restricted Stock Units on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel to the Company constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock acquired under the Plan.

9.	Nature of Grant. In accepting the Restricted Stock Units, Employee acknowledges and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)
the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units or other awards have been granted in the past;

(c)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)	Employee’s participation in the Plan is voluntary;

(e)
the Restricted Stock Units and Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Subsidiaries or affiliated companies and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate Employee’s employment relationship (as otherwise may be permitted under local law);

(f)
unless otherwise agreed with the Company, the Restricted Stock Units and any shares of Stock acquired upon vesting of the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service Employee may provide as a director of any Subsidiary or affiliate of the Company;

(g)
the Restricted Stock Units and any shares of Stock acquired under the Plan and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or affiliate of the Company;

(h)	the future value of the shares of Stock underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(i)	upon vesting of the Restricted Stock Units, the value of such shares of Stock may increase or decrease in value;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Employee’s employment (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the Restricted Stock Units, Employee agrees not to institute any claim against the Company or the Employer;

(k)
the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and

(l)
neither the Company nor any of its Subsidiaries or affiliated companies shall be liable for any foreign exchange rate fluctuation between Employee’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or any amounts due to Employee pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon vesting of the Restricted Stock Units.

10.
Data Privacy. Employee understands that the Company, its Subsidiaries and affiliated companies and/or the Employer may hold certain personal information about Employee, including, but not limited to, Employee’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any shares of Stock or directorships held in the Company, and details of the Restricted Stock Units or any other entitlement to shares of Stock, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s Data as described in this Agreement and any other grant materials by and among, as necessary and applicable, the Company and any of its Subsidiaries or affiliated companies, for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.
Employee understands that Data will be transferred to the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”) which is assisting the Company with the implementation, administration and management of the Plan. Employee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Employee’s country. If Employee is employed outside the United States, Employee understands that Employee may have the right to request a list of any recipients of Data by contacting dataprivacy@halliburton.com. Employee authorizes the Company, the Company’s Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan. If Employee is employed outside the United States, Employee understands that he or she may have the right to access Data, request additional information about the storage and processing of Data, correct inaccurate Data, or refuse or withdraw the consents herein by contacting dataprivacy@halliburton.com. Further, Employee understands that Employee is providing the consents herein on a purely voluntary basis. If Employee does not consent, or if Employee later seeks to revoke his or her consent, Employee’s service status and career will not be affected; the only consequence of refusing or withdrawing Employee’s consent is that the Company would not be able to grant Employee the Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Employee understands that refusing or withdrawing his or her consent may affect Employee’s ability to participate in the Plan. For more information on the consequences of Employee’s refusal to consent or withdrawal of consent, Employee understands that Employee may contact dataprivacy@halliburton.com.
Finally, Employee understands that the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request Employee to provide another data privacy consent. If applicable and upon request of the Company, Employee agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgments, agreements or consents) to the Company or the Employer that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Employee’s country, either now or in the future. Employee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgment, agreement or consent requested by the Company or the Employer.

11.
Insider Trading; Market Abuse Laws. By participating in the Plan, Employee agrees to comply with the Company’s policy on insider trading. Employee further acknowledges that, depending on Employee’s or his or her broker’s country of residence or where the shares of Stock are listed, Employee may be subject to insider trading restrictions and/or market abuse laws that may affect Employee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., restricted stock units) or rights linked to the value of shares of Stock, during such times Employee is considered to have “inside information” regarding the Company as defined by the laws or regulations in Employee’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Employee places before he or she possessed inside information. Furthermore, Employee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) ”tipping” third parties or causing them otherwise to buy or sell securities. Employee understands that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Employee acknowledges that it is Employee’s responsibility to comply with any applicable restrictions, and that Employee should therefore consult Employee’s personal advisor on this matter.

12.
Electronic Delivery. Employee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this grant, whether electronically or otherwise, Employee also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

13.
English Language. Employee acknowledges and agrees that it is Employee’s express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English. To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

14.
Addendum. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Country-Specific Addendum to this Agreement (the “Addendum”). Moreover, if Employee transfers to one of the countries included in such Addendum, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Employee’s transfer). The Addendum constitutes part of this Agreement.

15.
Not a Public Offering. The award of the Restricted Stock Units is not intended to be a public offering of securities in Employee’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the award of the Restricted Stock Units is not subject to the supervision of the local securities authorities. No employee of the Company or any of its Subsidiaries or affiliated companies is permitted to advise Employee on whether he/she should participate in the Plan. Acquiring shares of Stock involves a degree of risk. Before deciding to participate in the Plan, Employee should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan and carefully review all of the materials related to the Restricted Stock Units and the Plan. In addition, Employee should consult with his/her personal advisor for professional investment advice.

16.
Repatriation; Compliance with Law. Employee agrees to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in Employee’s country of employment (and country of residence, if different). In addition, Employee agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in Employee’s country of employment (and country of residence, if different). Finally, Employee agrees to take any and all actions as may be required to comply with Employee’s personal obligations under local laws, rules and/or regulations in Employee’s country of employment and country of residence, if different).

17.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Restricted Stock Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.
Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

19.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

20.
Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted for resolution through the Halliburton Dispute Resolution Program, pursuant to which the last step is final and binding arbitration.

21.
Severability. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the Agreement shall be reformed and construed so that it would be enforceable to the maximum extent legally possible, and if it cannot be so reformed and construed, as if such unenforceable provision, or part thereof, had never been contained herein.

22.
Waiver. The waiver by the Company with respect to Employee’s (or any other participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

HALLIBURTON COMPANY

Jeffrey A. Miller
President and Chief Executive Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRICTED STOCK UNIT AGREEMENT DATED <<Grant Date>>.

<<Electronic Signature>>

<<Acceptance Date>>

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